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                                                                   Exhibit 10.20



                             JANUARY 2000 AMENDMENT
                                     TO THE
                     BOSTON PRIVATE FINANCIAL HOLDINGS, INC.
                          DIRECTORS' STOCK OPTION PLAN

     This January 2000 Amendment to the Boston Private Bancorp, Inc. Directors' Stock Option Plan (the "Plan") shall be effective as of January 20, 2000, upon ratification by the Board of Directors.

1. The Plan is hereby amended by changing the name of the Plan to the "Boston Private Financial Holdings, Inc. Directors' Stock Option Plan."

2. Section 6 of the Plan is hereby amended by deleting said Section 6 in its entirety and substituting therefor the following:

          "6. TYPES OF BENEFITS. Benefits under the Plan shall consist of Non-qualified Stock Options and stock awards, each as hereinafter described."

3. Section 8 of the Plan is hereby amended by adding a subsection (c) at the end thereof as follows:

          "(c) Each outside director may choose to receive currently or on a deferred basis his or her directors' fees either in cash or in shares of Common Stock hereunder in accordance with rules established by the Committee from time to time. Any such stock awards that are deferred hereunder shall be credited from time to time with dividend equivalents as determined by the Committee.

4. Except as specifically amended hereby, the Plan shall continue in full force and effect. From and after the date hereof, all references in any agreements covering awards granted under the Plan shall be deemed to be references to the Plan as hereby amended.